Exhibit 99(d)


(i)   No class received any distributions of principal in 1996.

(ii)  No class received any distributions of interest in 1996.

(iii) Aggregate collections on the mortgage loans for 1996                  $0

(iv)  No delinquency advances were made in 1996.

(vii) No mortgage loan were delinquent in 1996

(ix)  Same as (ii) above.

(x)   Same as (ii) above.

(xiv) The Trust Fund suffered no losses or additional expenses in 1996.

(xvii)

      Master Servicer Compensation for 1996                                  $0
      (including fees paid to primary servicers)
      Special Servicer Compensation for 1996                                 $0